Exhibit 99.3

BALLY’S TO ACQUIRE TROPICANA LAS VEGAS HOTEL AND CASINO

Property Represents Company’s First Las Vegas Asset with Significant Online Gaming Exposure

Expected To Be Accretive To Bally’s Shareholders Long-Term; Requires No Cash Outlay at Closing from Bally’s

Transaction Expected To Offer Cross Marketing Opportunities and Bolster Bally’s Robust Customer Database

PROVIDENCE, R.I., April 13, 2021 -- Bally’s Corporation (NYSE: BALY), a leading U.S. omnichannel provider of land-based gaming and interactive entertainment, today announced that it has agreed to purchase the Tropicana Las Vegas, Nevada casino from Gaming and Leisure Properties, Inc. (“GLPI”), a publicly traded gaming focused real estate investment trust (“REIT”). Bally’s estimates the transaction to be valued at approximately $308 million.

The purchase price for the Tropicana property’s non-land assets is $150 million. In addition, Bally’s has agreed to lease the land underlying the Tropicana property from GLPI for an initial term of 50 years at annual rent of $10.5 million, subject to increase over time. Bally’s and GLPI will also will enter into a sale-and-leaseback transaction relating to Bally’s Black Hawk, CO and Rock Island, IL casino properties for a cash purchase price of $150 million payable by GLPI. The lease will have initial annual fixed rent of $12 million, subject to increase over time.

The transaction is expected to be accretive to Bally’s shareholders long-term and will require no cash outlay from Bally’s at closing. Bally’s and GLPI have agreed to use commercially reasonable efforts to negotiate and enter into definitive documents with respect to these transactions as promptly as practicable in order to fully reflect the contemplated terms.

George Papanier, President and Chief Executive Officer of Bally’s Corporation, said, “Landing a preeminent spot on the Las Vegas Strip is a key step for us. The Strip is visited by over 40 million players and guests per year, which we believe will significantly enhance Bally’s customer base and player database, as well as unlock marketing opportunities to leverage the iconic Bally’s brand. This expansion will also support the growth and development of our online and interactive business. We look forward to exploring significant redevelopment of the property, which we believe will enhance its financial profile.”

The Tropicana Las Vegas Hotel and Casino is located in Las Vegas, Nevada on a 35-acre parcel on the corner of Tropicana Boulevard and Las Vegas Boulevard. It includes 1,470 guest rooms, 50,000 square feet of casino space with 1,000 gaming positions, a 1,200 seat performance theater and 100,000 square feet of convention and meeting space.

The transaction is expected to close in early 2022, subject to customary real estate and working capital adjustments, receipt of required regulatory approvals and other customary closing conditions. Bally’s is already licensed in Nevada as a result of the recently closed acquisition of the MontBleu Resort Casino & Spa.

Advisors

Jones Day represented Bally’s on the transaction. GLPI was represented by Goodwin Proctor.

About Bally’s Corporation

Bally’s Corporation currently owns and manages 12 casinos across eight states, a horse racetrack and 13 authorized OTB licenses in Colorado. With more than 6,000 employees, the Company’s operations include 13,308 slot machines, 460 game tables and 3,342 hotel rooms. Following the completion of pending acquisitions, which include Tropicana Evansville (Evansville, IN) and Jumer’s Casino & Hotel (Rock Island, IL), as well as the construction of a land-based casino near the Nittany Mall in State College, PA, Bally's will own and manage 15 casinos across 11 states. Bally's also maintains a multi-year market access partnership with Elite Casino Resorts through which it will provide mobile sports betting in Iowa, as well as a temporary sports wagering permit to conduct online sports betting in the Commonwealth of Virginia. Its shares trade on the New York Stock Exchange under the ticker symbol “BALY.”

Cautionary Note Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the securities laws. Forward-looking statements are statements as to matters that are not historical facts, and include statements about Bally's plans, objectives, expectations and intentions.

Forward-looking statements are not guarantees and are subject to risks and uncertainties. Forward-looking statements are based on Bally's current expectations and assumptions. Although Bally's believes that its expectations and assumptions are reasonable at this time, they should not be regarded as representations that Bally's expectations will be achieved. Actual results may vary materially. Forward-looking statements speak only as of the time of this document and Bally's does not undertake to update or revise them as more information becomes available, except as required by law.

Important factors beyond those that apply to most businesses, some of which are beyond Bally's control, that could cause actual results to differ materially from our expectations and assumptions include, without limitation:

•	uncertainties surrounding the COVID-19 pandemic, including limitations on Bally's operations, increased costs, changes in customer attitudes, impact on Bally's employees and the ongoing impact of COVID-19 on general economic conditions;
•	unexpected costs, difficulties integrating and other events impacting Bally's recently completed and proposed acquisitions and Bally's ability to realize anticipated benefits;
•	risks associated with Bally's rapid growth, including those affecting customer and employee retention, integration and controls, and whether Bally’s recently announced combination with Gamesys will be completed and its timing for completion;

•	risks associated with the impact of the digitalization of gaming on Bally's casino operations, Bally's expansion into iGaming and sports betting and the highly competitive and rapidly changing aspects of Bally's new interactive businesses generally;
•	the very substantial regulatory restrictions applicable to Bally's, including costs of compliance;
•	restrictions and limitations in agreements governing Bally's debt could significantly affect Bally's ability to operate our business and our liquidity; and
•	other risks identified in Part I. Item 1A. "Risk Factors" of Bally's Annual Report on Form 10–K for the fiscal year ended December 31, 2019 as filed with SEC on March 13, 2020 and other filings with the SEC.

The foregoing list of important factors is not exclusive and does not include matters like changes in general economic conditions that affect substantially all gaming businesses.

You should not to place undue reliance on Bally's forward-looking statements.

Investor Contact

Steve Capp

Executive Vice President and Chief Financial Officer

401-475-8564

InvestorRelations@twinriver.com

Media Contact

Richard Goldman / David Gill

Kekst CNC

646-847-6102 / 917-842-5384

BallysMediaInquiries@kekstcnc.com